UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 4, 2021

COASTAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-38589	56-2392007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5415 Evergreen Way, Everett, Washington 98203

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (425) 257-9000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value per share	CCB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2021, Coastal Financial Corporation (the “Company”) and Coastal Community Bank, a wholly-owned subsidiary of the Company (the “Bank”), entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with Eric Sprink, the President and Chief Executive Officer of the Company and the Bank. Mr. Sprink’s Employment Agreement (which has an initial term of five years that extends for successive one-year renewal terms unless either party gives 90-days’ advance notice of non-renewal) provides that Mr. Sprink will continue to serve as President and Chief Executive Officer of the Company and the Bank, and as a member of the Board of Directors of the Company (subject to re-election by the Company’s shareholders) and the Board of Directors of the Bank. As consideration for these services, the Employment Agreement provides Mr. Sprink with a minimum annual base salary, effective retroactive to January 1, 2021, of $700,000, subject to annual review by the Compensation Committee of the Board of Directors of the Company, an annual cash performance bonus opportunity, equity incentive opportunities, and certain other employee benefits and perquisites, including a car allowance and reimbursement of country club dues.

The Employment Agreement provides for severance benefits if the Company and the Bank terminate Mr. Sprink’s employment without “cause” or if he resigns for “good reason” (as each of those terms is defined in the Employment Agreement), (a “qualifying termination of employment”). Upon a qualifying termination of employment, Mr. Sprink will be entitled to the following payments and benefits under the Employment Agreement: an amount equal to his accrued but unpaid base salary and unused vacation pay, an amount in cash equal to two times his then-current annual base salary (unless termination occurs due to a “change in control”) (as such term is defined in the Employment Agreement), the pro-rata portion of his annual cash performance bonus, and reimbursement for the cost of continuing group health plan coverage for himself and his dependents for up to one year following the date of termination of employment. In addition, Mr. Sprink will fully vest in all outstanding unvested equity awards to the extent that such awards would have vested within two years following the termination date based solely on Mr. Sprink’s continued employment. All outstanding unvested equity awards granted under the Amended and Restated Employment Agreement dated as of June 19, 2018 will fully vest.

Pursuant to the Employment Agreement, if Mr. Sprink experiences a qualifying termination of employment within two years following a “change in control”, then, in lieu of the cash severance payment otherwise payable to him, Mr. Sprink will be entitled to receive an amount equal to the accrued but unpaid base salary and unused vacation pay and a cash severance payment equal to three times the sum of his then-current base salary and his annual cash bonus for the prior calendar year. In addition, Mr. Sprink will receive a lump-sum payment equal to the cost of 36 months of continuing group health plan coverage for himself and his dependents and will fully vest in all outstanding unvested equity awards, other than as explicitly provided for in such award agreements, that would have vested based solely on Mr. Sprink’s continued employment.

Mr. Sprink will be subject to a one-year post-termination non-competition covenant and an 18 month post-termination non-solicitation covenant (i) upon termination of Mr. Sprink’s employment without “cause”, for “good reason” or upon a qualifying termination within two years following a “change in control” and payment of the amounts required under the Employment Agreement in each such case or (ii) upon expiration of the Employment Agreement and payment to Mr. Sprink of a salary continuation for 12 months. The Employment Agreement also contains customary confidentiality, non-disparagement and cooperation covenants.

The foregoing summary of Mr. Sprink’s Employment Agreement is not complete and is qualified in its entirety by reference to the complete text of such Employment Agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Other Exhibits

(d) Exhibits

NumberDescription

10.1	Second Amended and Restated Employment Agreement by and among Coastal Financial Corporation, Coastal Community Bank and Eric M. Sprink dated October 4, 2021

104Cover Page Interactive Data File (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COASTAL FINANCIAL CORPORATION

Date: October 6, 2021	By:	/s/ Joel G. Edwards
Joel G. Edwards
Executive Vice President and Chief Financial Officer